1.DEFINED TERMS

ENHANCED LTD INCENTIVE PLAN
Exhibit A, which is attached and incorporated by reference, defines the terms used in the Plan and sets forth certain operational rules related to those terms.
2.PURPOSE
The Plan has been established to advance the interests of the Company and its Affiliates, through the incent of the Employees, directors, consultants, and advisors of the Company and its Subsidiaries, by providing for the grant of Options and Other Share-Based Awards to Participants.
3.ADMINISTRATION
(a)General. The Administrator has discretionary authority, subject only to the express provisions of the Plan, to, among other actions described in this Section 3, interpret the Plan; determine eligibility for and grant Awards; determine, modify (unless otherwise provided in an Award agreement) or waive the terms and conditions of any Award; prescribe forms, rules and procedures; and otherwise do all things necessary to carry out the purposes of the Plan. If not specified in the Plan, the time at which the Administrator must or may make any determination shall be determined by the Administrator, and any such determination may thereafter be modified by the Administrator (subject to Section 10). The express grant of any specific power to the Administrator, and the taking of any action by the Administrator, shall not be construed as limiting any power or authority of the Administrator. Any determination of the Administrator under the Plan may be made without notice or meeting of the Administrator by a writing signed by the Administrator or a majority of the Administrator’s members, if applicable.
(b)Authority of the Administrator. The Administrator shall have full and final authority to take the following actions, in each case subject to and consistent with the provisions of the Plan:
(1)to exercise all of the powers granted to it, and make all determinations, under the Plan;
(2)to select eligible Participants to whom Awards may be granted;
(3)to determine the number of Shares subject to each such Award;
(4)to determine and/or waive the terms and conditions of any Award granted under the Plan, including the exercise price, vesting schedule, and conditions relating to vesting, exercise, and termination of the right to exercise, if applicable;
(5)to determine and/or waive the restrictions or conditions related to the delivery, holding, and disposition of Shares acquired upon exercise of, or pursuant to, an Award;

(6)to prescribe the form of each Award agreement;
(7)to adopt addenda pursuant to Section 13(b) or to modify the terms of any outstanding Awards or any Award agreement related to any Awards held by Participants who are foreign nationals or employed or engaged from time to time outside of the United States with such terms and conditions as the Administrator deems necessary or appropriate to accommodate local laws or tax policy differences from the terms and conditions set forth in the Plan to the extent necessary or appropriate to accommodate such differences;
(8)to adopt, amend, suspend, waive, and rescind such rules and regulations and appoint such agents as the Administrator may deem necessary or advisable to administer the Plan or any outstanding Award, including without limitation to (i) accelerate the time or times at which the Award becomes vested, unrestricted or may be exercised, if applicable, or waive or amend any vesting terms or (ii) reflect a change in the Participant’s circumstances (e.g., a change to part-time employment status or a change in position, duties or responsibilities);
(9)to construe, interpret and implement and correct any defect, supply any omission and reconcile any inconsistency in the Plan and all Award agreements and determine disputed facts related thereto; provided that, with respect to all claims or disputes arising out of any determination of the Administrator that materially adversely affects a Participant’s Award, (i) the affected Participant shall file a written claim with the Administrator for review, explaining the reasons for such claim and (ii) the Administrator’s decision must be written and must explain the decision; and
(10)to make all other decisions and determinations as may be required under the terms of the Plan or as the Administrator may deem necessary or advisable for the administration of the Plan.
The determination of the Administrator on all matters relating to the Plan or any Award agreement will be entitled to the maximum deference permitted by law and will be final, binding and conclusive and non-reviewable and non-appealable and may be entered as a final judgment in any court having jurisdiction. The Administrator may delegate (either generally or specifically) the powers, authorities and discretions conferred on it under this Section 3(b) as it deems appropriate in its sole discretion in accordance with applicable law.
4.LIMITS ON AWARDS UNDER THE PLAN
Number of Shares. A maximum of 1,578,507 Shares may be delivered in satisfaction of Awards under the Plan (as adjusted pursuant to Section 8(b)). Shares used to pay the exercise price of an Option or in satisfaction of tax withholding requirements with respect to an Option (1) will not count against the share reserve and will remain available for future issuance under the Plan and (2) will be discounted from the number of Shares delivered in satisfaction of Options. For the avoidance of doubt, the number of Shares delivered in satisfaction of Options will also not include any Shares underlying Options that otherwise expire or become unexercisable without having been exercised or

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that are forfeited to or repurchased by the Company for cash. To the extent consistent with the requirements of Section 422, to the extent applicable, Shares issued

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under awards of an acquired company that are converted, replaced or adjusted in connection with the acquisition will not reduce the number of Shares available for Awards under the Plan. No fractional Shares will be delivered under the Plan.
(a)Type of Shares. Shares delivered by the Company under the Plan may be authorized but unissued Shares or previously issued Shares acquired by the Company.
5.ELIGIBILITY AND PARTICIPATION
The Administrator will select Participants from among those Employees and directors of, and consultants and advisors to, the Company and its Subsidiaries who, in the opinion of the Administrator, are in a position to make a contribution to the success of the Company and its Subsidiaries and are providing services on the date of grant of the Award to the Company or to a Subsidiary of the Company that would be described in the first sentence of Section 1.409A-1(b)(5)(iii)(E) of the Treasury Regulations.
6.RULES APPLICABLE TO AWARDS
(a)Award Provisions. The Administrator will determine the terms of all Awards, subject to the limitations provided herein. By accepting (or, under such rules as the Administrator may prescribe, being deemed to have accepted) an Award, the Participant shall be deemed to have agreed to the terms of the Award and the Plan. Notwithstanding any provision of the Plan to the contrary, awards of an acquired company that are converted, replaced or adjusted in connection with such acquisition may contain terms and conditions that are inconsistent with the terms and conditions specified herein, as determined by the Administrator.
(b)Term of Plan. No Awards may be granted after the day that immediately precedes the tenth anniversary of the date of the Effective Date, but previously granted Awards may continue beyond that date in accordance with their terms.
(c)Transferability. Except as the Administrator expressly provides in accordance with the second sentence of this Section 6(c), Awards may not be transferred, sold, assigned, pledged, or otherwise encumbered by the Person to whom they are granted, either voluntarily or by operation of law, other than by will or by the laws of descent and distribution, and all ISOs (as defined below) will be exercisable during the Participant’s lifetime only by the Participant. The Administrator may permit Awards to be transferred, subject to such limitations as the Administrator may impose. In no event will transfers to a Person that, directly or indirectly, provides services or financial or other support to a competitor of the Company be permitted. Notwithstanding any of the foregoing, during a California Participant’s lifetime, Options may be exercised only by the California Participant, except as transferred to a revocable trust or as permitted by Rule 701 of the Securities Act.
Vesting. The Administrator may determine the time or times at which an Award will vest and become exercisable, if applicable, and the terms on which an Award will remain exercisable, if applicable. Without limiting the foregoing, the Administrator may at any time accelerate the vesting

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and exercisability, if applicable, of an Award, regardless of any adverse or potentially adverse tax or other consequences resulting from such acceleration.

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(d)Right to Restrict; Clawback. Unless otherwise provided in an Award agreement and to the extent permitted by applicable law and not prohibited by any U.S. federal, state or non-
U.S. securities law exemption, if any, upon which the Company is relying with respect to the applicable Award, the Administrator may cancel, rescind, withhold or otherwise limit or restrict any Award at any time if the Participant (A) is not in compliance in all material respects with all applicable provisions of the Award agreement and the Plan, (B) takes any action that would constitute “Cause” under prong (vii) of the definition thereof, as set forth in Exhibit A or
(C) otherwise has engaged in or engages in activity that is in conflict with or materially adverse to the interest of the Company or any of its Affiliates, including fraud or conduct causing any financial restatements or irregularities, as determined by the Administrator in good faith. In addition, unless otherwise provided in an Award agreement, if the Participant otherwise has engaged in or engages in any activity referred to in the preceding sentence, the Participant shall forfeit any compensation, gain or other value realized thereafter on the vesting or exercise, if applicable, of such Award, the sale or other transfer of such Award, or the sale of Shares acquired in respect of or pursuant to such Award, and upon demand Company therefore, must promptly repay such amounts to the Company. Awards under the Plan will be subject to any clawback or recapture policy that the Company may adopt from time to time to the extent provided in such policy and, in accordance with such policy, may be subject to the requirement that the Awards be repaid to the Company after they have been distributed to the Participant.
(e)Taxes. The delivery, vesting and retention of Shares under an Award are conditioned upon full satisfaction by the Participant of all tax withholding requirements (and such other tax obligations, if any, including any social security contributions, as the Administrator may determine) with respect to the Award. The Administrator will prescribe such rules for the payment of withholding or other taxes as it deems necessary. The Administrator may, but need not, hold back Shares from an Award or permit a Participant to tender previously owned Shares in satisfaction of an Option’s requirements (but not in excess of the minimum withholding required by law or such greater amount that would not result in adverse accounting consequences to the Company). The Company or any of its Affiliates shall have the right and are hereby authorized to deduct or withhold from any cash or Shares deliverable upon the exercise of, or pursuant to, any Award or from any compensation or other amounts owing to a Participant, the amount (in cash or Shares) of any required withholding taxes in respect of an Award.
Rights Limited. Nothing in the Plan will be construed as giving any Person the right to continued Employment, or any rights as a shareholder except as to Shares actually issued under the Plan. The loss of existing or potential profit in Awards will not constitute an element of damages in the event of termination of Employment for any reason, even if the termination is in violation of an obligation of the Company or any Affiliate to the Participant. Any and all grants of Awards and deliveries of Shares or cash under the Plan will be in consideration of services performed or to be performed for the Company by the Participant. The receipt of any Award or Shares or cash acquired upon exercise of, or pursuant to, an Award shall not be considered compensation for any other purpose under any other plan, including, without limitation, any qualified or nonqualified defined benefit and/or defined contribution retirement plans of the Company or any of its Affiliates.

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(f)Section 409A. Each Award may contain such terms as the Administrator determines, and shall be construed and administered, such that the Award either (A) qualifies for an exemption from the requirements of Section 409A, or (B) satisfies such requirements.
(g)Certain Requirements of Corporate Law. Awards shall be granted and administered consistent with the requirements of applicable law relating to the issuance of securities and the consideration to be received therefor, and with the applicable requirements of the security exchanges or other trading systems on which the Shares are listed or entered for trading, in each case as determined by the Administrator.
(h)Fair Market Value. In determining the fair market value of any Share under the Plan, the Administrator shall make the determination in good faith, in a manner consistent with and intended to comply with the rules of Section 422 and Section 409A to the extent applicable.
7.RULES APPLICABLE TO OPTIONS
(a)Treatment on Cessation of Employment. Unless the Administrator expressly provides otherwise, or unless otherwise provided in an Option agreement, the following rules will apply if a Participant’s Employment ceases:
(1)Immediately upon the cessation of the Participant’s Employment, each vested Option that is then held by the Participant or by the Participant’s permitted transferees, if any, will cease to be exercisable and will terminate, except to the extent otherwise provided in (2) below, and all Options that are then held by the Participant or by the Participant’s permitted transferees, if any, to the extent not already vested will be forfeited.
(2)Subject to (3) and (4) below, all Options held by the Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Employment, to the extent then vested and exercisable, will remain exercisable for the lesser of (i) three (3) months following the date of Employment cessation and (ii) the period ending on the latest date on which such Option could have been exercised without regard to this Section 7(a), and will thereupon immediately terminate.
(3)All Options held by a Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Employment by reason of the Participant’s death or Disability, to the extent then vested and exercisable, will remain vested and exercisable for the lesser of (i) twelve (12) months following the date of Employment cessation and (ii) the period ending on the latest date on which such Option could have been exercised without regard to this Section 7(a), and will thereupon immediately terminate.
All Options (whether or not vested) held by a Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Employment will immediately terminate upon such cessation if the Administrator has determined in its sole discretion that such cessation of Employment has resulted in connection with an act or failure to act constituting Cause (or such Participant’s Employment could have been terminated for Cause

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(without regard to the lapsing of any required notice in connection therewith) at the time such Participant terminated Employment).

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(b)Time and Manner of Exercise. Unless the Administrator expressly provides otherwise, a vested Option will not be deemed to have been exercised until the Administrator receives a notice of exercise (in form acceptable to the Administrator), which may be an electronic notice, signed (including electronic signature in form acceptable to the Administrator) by the appropriate Person and accompanied by any payment required under the vested Option; provided, that such electronic notice must be actually received by the Administrator, and an undeliverable or bounce-back e-mail will not suffice as notice. If the vested Option is exercised by any Person other than the Participant, the Administrator may require satisfactory evidence that the Person exercising the vested Option has the right to do so. Further, the Administrator shall make appropriate adjustments to an Option as required by Section 25102(o) of the California Corporations Code to the extent the Company is relying upon the exemption afforded thereby with respect to the Option.
(c)Exercise Price; ISOs. The exercise price of each Option will be 100% (or, in the case of an “incentive stock option” within the meaning of Section 421 and Section 422 (an “ISO”) granted to a ten-percent shareholder within the meaning of subsection (b)(6) of Section 422, 110%) of the fair market value of the Shares subject to the Option, determined as of the date of grant, or such higher amount as the Administrator may determine in connection with the grant. The aggregate fair market value (determined as of the time the Option is granted) of the Shares with respect to which ISOs are exercisable for the first time by an eligible Employee during any calendar year (under all such plans of the Company and of any Subsidiary or parent corporation of the Company) may not exceed $100,000, and no ISO (other than an ISO that may be assumed or issued by the Company in connection with a transaction to which Section 424(a) of the Code applies) may be granted to a person who is not eligible to receive an ISO under the Code. No more than 1,578,507 Shares may be delivered (as adjusted pursuant to Section 8(b)) under the Plan through ISOs. Whether a grant of Options under the Plan consists of ISOs will be stated in the applicable Award agreement.
(d)Payment of Exercise Price. Where the exercise of a vested Option is to be accompanied by payment, payment of the exercise price shall be (A) by cash or check acceptable to the Administrator, (B) if so permitted by the Administrator in its sole discretion and if legally permissible, (i) by the Administrator holding back Shares otherwise deliverable upon exercise having a fair market value equal to the aggregate exercise price for the portion of the Option being exercised, (ii) through the delivery of unrestricted Shares that have a fair market value equal to the exercise price, subject to such minimum holding period requirements, if any, as the Administrator may prescribe or (iii) at such time, if any, as the Shares are publicly traded, through a broker-assisted exercise program acceptable to the Administrator, (C) by other means acceptable to the Administrator or (D) by any combination of the foregoing forms of payment. No vested Option or portion thereof may be exercised unless, at the time of exercise, the fair market value of the Shares subject to such vested Option or portion thereof exceeds the exercise price for the vested Option or such portion. The delivery of Shares as payment of the exercise price under clause (B) above may be accomplished either by actual delivery or by constructive delivery through attestation of ownership, subject to such rules as the Administrator may prescribe.

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(e)Maximum Term. Vested Options will have a maximum term not to exceed ten
(10) years (or, in the case of an ISO granted to a ten-percent shareholder within the meaning of subsection (b)(6) of Section 422, five (5) years) from the date of grant.

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8.EFFECT OF CERTAIN TRANSACTIONS
(a)Mergers, etc. Except as otherwise provided in an Award agreement, the Administrator shall, in good faith, determine the effect of a Covered Transaction on Awards, which determination may include, but is not limited to, taking the following actions:
(1)Assumption or Substitution. If the Covered Transaction is one in which there is an acquiring or surviving entity and subject to any requirements under applicable law, the Administrator may provide for the assumption or continuation of some or all outstanding Awards or for the grant of new awards in substitution therefor by the acquiror or survivor or an Affiliate of the acquiror or survivor.
(2)Cash-Out of Awards. If the Covered Transaction is one in which holders of Shares will receive upon consummation a payment (whether cash, non-cash or a combination of the foregoing), then subject to Section 8(a)(5) below the Administrator may (but is not required to) provide for payment (a “cash-out”), with respect to some or all Awards (whether vested or unvested) or any portion thereof, equal (A) in the case of each affected Option or portion thereof to the excess, if any, of (i) the fair market value of one Share (as determined by the Administrator in its good faith discretion) times the number of Shares subject to the Option or such portion, over
(ii) the aggregate exercise price under the Option or such portion, and (B) in the case of each affected Other Share-Based Award or portion thereof to the fair market value of one Share (as determined by the Administrator in its good faith discretion) times the number of Shares subject to the Other Share-Based Award or such portion, in each case on such payment terms (which need not be the same as the terms of payment to holders of Shares) and other terms, and subject to such conditions, as the Administrator determines in its good faith discretion; provided, that the Administrator may not exercise its discretion under this Section 8(a)(2) with respect to an Award or portion thereof providing for “nonqualified deferred compensation” subject to Section 409A in a manner that would constitute an extension or acceleration of, or other change in, payment terms if such change would be inconsistent with the applicable requirements of Section 409A. Notwithstanding anything herein to the contrary, the Administrator shall be permitted to cancel unvested Awards and/or out-of-the money Options (i.e., Options that have an aggregate exercise price that is equal to or exceeds the aggregate fair market value of the Shares underlying such Options) for no consideration without any action on the part of the holder of such Award.
Acceleration of Certain Awards. If the Covered Transaction (whether or not there is an acquiring or surviving entity) is one in which there is no assumption, continuation, substitution or cash-out, then subject to Section 8(a)(5) below the Administrator may (but is not required to) provide that each Option will become fully exercisable and each Other Share-Based Award will become fully vested prior to the Covered Transaction on a basis that gives the holder of such Award a reasonable opportunity, as determined by the Administrator, following exercise of the Award, if applicable, to participate as a shareholder in the Covered Transaction; provided, that to the extent acceleration pursuant to this Section 8(a)(3) of an Award subject to Section 409A would cause the Award to fail to satisfy the requirements of Section 409A, the Award may not be accelerated and the Administrator in lieu thereof shall take such steps as are necessary to ensure that payment of the

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Award is made in a medium other than Shares and on terms that as nearly as possible, but taking into account adjustments required or permitted by this Section 8, replicate the prior terms of the Award. Notwithstanding anything herein to the contrary, the Administrator shall

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not be required to accelerate the vesting of any Award and shall be permitted to cancel unvested Awards and/or out-of-the money Options (i.e., Options that have an aggregate exercise price that is equal to or exceeds the aggregate fair market value of the Shares underlying such Options) for no consideration without any action on the part of the holder of such Award.
(3)Termination of Awards Upon Consummation of Covered Transaction. Each Award will terminate upon consummation of the Covered Transaction, other than the following: (A) Awards assumed pursuant to Section 8(a)(1) above; and (B) Awards converted pursuant to the proviso in Section 8(a)(3) above into an ongoing right to receive payment other than in Shares.
(4)Additional Limitations. Any Share and any cash or other property delivered pursuant to Section 8(a)(2) or Section 8(a)(3) above with respect to an Award may, in the discretion of the Administrator, contain such restrictions, if any, as the Administrator deems appropriate to reflect any performance or other vesting conditions to which the Award was subject and that did not lapse (and were not satisfied) in connection with the Covered Transaction. For purposes of the immediately preceding sentence, a cash-out under Section 8(a)(2) above or the acceleration of exercisability of an Award under Section 8(a)(3) above shall not, in and of itself, be treated as the lapsing (or satisfaction) of a performance or other vesting condition.
(b)Changes in and Distributions With Respect to Shares.
(1)Capitalization Changes. In the event of a share split, reverse share split, share dividend, combination, consolidation, reclassification of the Shares or subdivision of the Shares, (A) the numbers and class of Shares or other shares or securities: (x) available for future Awards under Section 4 and (y) covered by each outstanding Award, and (B) the exercise price of each outstanding Option, shall each be automatically proportionately adjusted. In the event of any increase or decrease in the number of issued Shares effected without receipt of consideration by the Company, a declaration of an extraordinary dividend with respect to the Shares payable in a form other than Shares in an amount that has a material effect on the fair market value of a Share, a recapitalization (including a recapitalization through a large nonrecurring cash dividend), a rights offering, a reorganization, merger, a spin-off, split-up, change in corporate structure or a similar occurrence, the Administrator shall make appropriate adjustments, in its discretion, in one or more of (A) the numbers and class of Shares or other shares or securities: (x) available for future Awards under Section 4 and (y) covered by each outstanding Award and (B) the exercise price of each outstanding Option, and any such adjustment by the Administrator shall be made in the Administrator’s sole and absolute discretion and shall be final, binding and conclusive. Except as expressly provided in the Plan, no issuance by the Company of shares of any class, or securities convertible into shares of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an Award. If, by reason of a transaction described in this Section 8(b)(1) or an adjustment pursuant to this Section 8(b)(1), a Participant’s Award agreement covers additional or different shares or securities, then such additional or different shares, and the Award agreement in respect thereof,

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shall be subject to all of the terms, conditions and restrictions which were applicable to the Award prior to such adjustment.

Certain Other Adjustments. The Administrator may also make adjustments of the type described in Section 8(b)(1) above to take into account distributions to

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shareholders other than those provided for in Section 8(a) and Section 8(b)(1) above, or any other event, if the Administrator determines that adjustments are appropriate to avoid distortion in the operation of the Plan and to preserve the value of Awards made hereunder, having due regard for the qualification of ISOs under Section 422 and the requirements of Section 409A, where applicable.
(2)Continuing Application of Plan Terms. References in the Plan to Shares will be construed to include any shares or securities resulting from an adjustment pursuant to this Section 8.
9.LEGAL CONDITIONS ON DELIVERY OF SHARE
The Company will not be obligated to deliver any Shares pursuant to the Plan or remove any restriction from Shares previously delivered under the Plan until: (a) the Company is satisfied that all legal matters in connection with the issuance and delivery of such Shares have been addressed and resolved; (b) if the outstanding Shares are at the time of delivery listed on any security exchange or national market system, the Shares to be delivered have been listed or authorized to be listed on such exchange or system upon official notice of issuance; and (c) all conditions of the Award have been satisfied or waived. If the sale of Shares has not been registered under the Securities Act, the Company may require, as a condition to the delivery of Shares upon exercise of, or pursuant to, an Award, such representations or agreements as counsel for the Company may consider appropriate to avoid violation of the Securities Act or any applicable state or foreign securities laws. The Company may require that certificates evidencing Shares issued under the Plan bear an appropriate legend reflecting any restriction on transfer applicable to such Shares, and the Company may hold the certificates pending lapse of the applicable restrictions, unless the Company elects to use another system, such as book entries by the transfer agent, as evidencing ownership of such Shares.
10.AMENDMENT AND TERMINATION
The Administrator may at any time or times amend the Plan or any outstanding Award for any purpose which may at the time be permitted by law, and may at any time terminate the Plan as to any future grants of Awards; provided, that except as otherwise expressly provided in the Plan, no amendment shall be materially adverse to any outstanding Award, and no termination shall terminate any outstanding Awards. In furtherance of the foregoing, the Administrator may, without shareholder approval, amend any outstanding Option to provide an exercise price per Share that is lower than the then-current exercise price per Share of such outstanding Option (but not lower than the exercise price at which a new Option of the same type could be granted on the date of such amendment). The Board may also, without shareholder approval, cancel any outstanding award (whether or not granted under the Plan) and grant in substitution therefor new Awards under the Plan covering the same or a different number of Shares, including a new Option having an exercise price per Share that is lower than the then-current exercise price per Share of such outstanding Option (but not lower than the exercise price at which a new Option of the same type could be granted on the date of such amendment), subject to the requirements of Section 7(c) above. Any amendments to the Plan will be conditioned upon shareholder approval only to the extent, if any, such approval is required by law (including the Code), as determined by the Administrator.

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11.OTHER COMPENSATION ARRANGEMENTS
The existence of the Plan or the grant of any Award will not in any way affect the Company’s right to award a Person bonuses or other compensation in addition to Awards under the Plan.
12.MISCELLANEOUS
(a)Waiver of Jury Trial. By accepting an Award under the Plan, each Participant waives any right to a trial by jury in any action, proceeding or counterclaim concerning any rights under the Plan and any Award, or under any amendment, waiver, consent, instrument, document or other agreement delivered or which in the future may be delivered in connection therewith, and agrees that any such action, proceedings or counterclaim shall be tried before a court and not before a jury. By accepting an Award under the Plan, each Participant certifies that no officer, representative, or attorney of the Company has represented, expressly or otherwise, that the Company would not, in the event of any action, proceeding or counterclaim, seek to enforce the foregoing waivers.
(b)Limitation of Liability. Notwithstanding anything to the contrary in the Plan, neither the Company, nor any Affiliate, nor the Administrator, nor any Person acting on behalf of the Company, any Affiliate, or the Administrator, will be liable to any Participant or to the estate or beneficiary of any Participant or to any other holder of an Award by reason of any acceleration of income, or any additional tax (including any interest and penalties), asserted by reason of the failure of an Award to satisfy the requirements of Section 422 or Section 409A or by reason of Section 4999 of the Code, or otherwise asserted with respect to the Award. Each Participant is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or for the account of such Participant in connection with the Plan or any other plan maintained by the Company (including any taxes and penalties under Section 409A), and neither the Company nor any Affiliate shall have any obligation to indemnify or otherwise hold such Participant (or any beneficiary) harmless from any or all of such taxes or penalties.
(c)Additional Requirement to Provide Information to California Participants. To the extent required by applicable law, the Company shall provide to each California Participant and to each California Participant who acquires Shares pursuant to an Option, not less frequently than annually, copies of annual financial statements (which need not be audited). The Company shall not be required to provide such statements to key Employees whose duties in connection with the Company assure their access to equivalent information or if such financial statements are otherwise filed with the Securities and Exchange Commission and available through its Electronic Data Gathering and Analysis Retrieval system or its successor.
Award Agreement; No Uniformity of Treatment. Each Award shall be evidenced by an Award agreement. The terms and provisions of such Award agreement may vary among Participants and among different Awards granted to the same Participant. There is no obligation for uniformity of treatment among Participants and any other holders or beneficiaries of Awards, and the terms and conditions of Awards, and the determinations and interpretations of the Administrator with respect to Awards, need not be the same with respect to any Participants

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(whether or not they are similarly situated). In the event of a conflict between the terms of the Award agreement and the Plan, the terms of the Plan shall govern.
(d)Shareholders Agreement; Investment Representations. Notwithstanding any other provision of the Plan or any Award agreement, prior to the date when the Shares become tradeable on an established security exchange, the Company shall not be required to issue or deliver any certificate for Shares under the Plan until the Participant or any other person entitled to such Shares executes a shareholders’ agreement containing such terms and conditions as determined by the Board in its sole discretion. Such terms and conditions may include, among other things, (1) restrictions on the sale, assignment and transfer and pledge and encumbrance of such Shares, (2) provisions granting the Company the right and option to repurchase such Shares upon or after any date and/or event, (3) provisions granting the Company the right of first refusal to purchase such Shares in certain events, (4) drag along rights to the Company, and (5) any other rights for the benefit of the Company that the Board may deem necessary or desirable. The Administrator may require each person purchasing or receiving Shares pursuant to an Award to represent to and agree with the Company in writing prior to such purchase or issuance that such person is acquiring the Shares with investment intent and without a view to the distribution thereof.
(e)Severability; Entire Agreement. If any of the provisions of the Plan or any Award agreement is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such provision will be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining provisions will not be affected thereby; provided that if any of such provisions is finally held to be invalid, illegal or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such provision will be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder. The Plan and any Award agreements contain the entire agreement of the parties with respect to the subject matter thereof and supersede all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral with respect to the subject matter thereof.
13.ESTABLISHMENT OF SUB-PLANS
(a)Sub-plans. The Board may from time to time establish one or more sub-plans under the Plan for purposes of satisfying applicable blue sky, securities or tax laws of various jurisdictions. The Board will establish such sub-plans by adopting supplements to the Plan setting forth (a) such limitations on the Administrator’s discretion under the Plan as the Board deems necessary or desirable and (b) such additional terms and conditions not otherwise inconsistent with the Plan as the Board deems necessary or desirable. All supplements adopted by the Board will be deemed to be part of the Plan, but each supplement will apply only to Participants within the affected jurisdiction and the Company will not be required to provide copies of any supplement to Participants in any jurisdiction that is not affected.
(b)Non-U.S. Addenda. The Administrator may approve such addenda to the Plan as it may consider necessary or appropriate for the purpose of granting Awards to Participants,

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which Awards may contain such terms and conditions as the Administrator deems necessary or appropriate to accommodate differences in local laws or tax policy, which may deviate from the terms and conditions set forth in the Plan. The terms of any such addenda will supersede the terms

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of the Plan to the extent necessary to accommodate such differences but will not otherwise affect the terms of the Plan as in effect for any other purpose.
14.GOVERNING LAW
(a)Certain Requirements of Corporate Law. Awards will be granted and administered consistent with the requirements of applicable laws of the Cayman Islands relating to the issuance of securities and the consideration to be received therefor.
(b)Other Matters. Except as otherwise provided by the express terms of an Award agreement or under a sub-plan described in Section 13(a) above or as provided in Section 1 4 ( a ) above, the provisions of the Plan and of Awards under the Plan and all claims or disputes arising out of or based upon the Plan or any Award under the Plan or relating to the subject matter hereof or thereof will be governed by and construed in accordance with the domestic substantive laws of the Cayman Islands without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.
(c)Jurisdiction. By accepting an Award, each Participant will be deemed to: (1) have submitted irrevocably and unconditionally to the jurisdiction of the courts located within the geographic boundaries of the Cayman Islands for the purpose of any suit, action or other proceeding arising out of or based upon the Plan or any Award; (2) agree not to commence any suit, action or other proceeding arising out of or based upon the Plan or an Award, except in the courts located within the geographic boundaries of the Cayman Islands; and (3) waive, and agree not to assert, by way of motion as a defense or otherwise, in any such suit, action or proceeding, any claim that he, she or it is not subject personally to the jurisdiction of the above-named courts that his, her or its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that the Plan or an Award or the subject matter thereof may not be enforced in or by such court.

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EXHIBIT A
Definition of Terms
The following terms, when used in the Plan, will have the meanings and be subject to the provisions set forth below:
“Administrator”: The Board, except that the Board may delegate its authority under the Plan to a committee of the Board (or one or more members of the Board), in which case references herein to the Board will refer to such committee (or members of the Board). The Board may delegate: (i) to one or more of its members such of its duties, powers and responsibilities as it may determine; (ii) to one or more officers of the Company the power to grant rights or options to the extent permitted by applicable law; and (iii) to such Employees or other Persons as it determines such ministerial tasks as it deems appropriate. In the event of any delegation described in the preceding sentence, the term “Administrator” will include the Person or Persons so delegated to the extent of such delegation.
“Affiliate”: As applied to any Person, any other Person which, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with that Person as of the date on which, or at any time during the period for which, the determination is being made. For the purposes of this definition, “control” (including with correlative meanings, the terms “controlled by” and “under common control with”) as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through ownership of voting securities or by contract or otherwise.
“Award”: An Option or Other Share-Based Award granted pursuant to the Plan.
“Board”: The Board of Directors of the Company.
“California Participant”: A Participant who is a resident of the State of California on the date of grant of an Option under the Plan.
“Cause”: In the case of a Participant who is a party to an employment, consulting or severance agreement with the Company or any of its Affiliates that contains a definition of “Cause,” the definition set forth in such agreement with respect to the Participant under such agreement for so long as such agreement remains in effect. In the case of any other Participant, unless otherwise provided in an Award agreement, the term “Cause” means, with respect to the termination of a Participant’s Employment, the occurrence of any one or more of the following events: (i) conviction of, or pleading guilty or no contest to, a felony, a gross misdemeanor or any crime involving fraud, dishonesty or moral turpitude; (ii) misconduct or any unlawful act which is or may be expected to be materially injurious or detrimental to the reputation or financial interests of the Company or its Affiliates; (iii) repeated failure to substantially perform his or her duties, as specified by the Company or any of its Affiliates, diligently and in a manner consistent with prudent business practice (other than failure resulting from incapacity due to mental or physical illness or injury or from any authorized time off or leave); (iv) material violation of, or failure or refusal to comply with, the written policies and procedures of the

Company or its Affiliates (including any policy regarding engaging in any discriminatory or sexually harassing behavior, or other policies of general applicability relating to the conduct of employees, directors, officers, or consultants of the Company or its Affiliates); (v) attempted commission of, or participation in, a fraud or theft of property of the Company or its Affiliates or any client of the Company or its Affiliates or falsification of documents of the Company or its Affiliates or dishonesty in their preparation; (vi) use of alcohol, illegal drugs, or illegal controlled substances that has a material adverse impact on his or her performance of services for the Company or its Affiliates; (vii) breach of any material provision of any agreement with the Company or its Affiliates, including any non-competition, non-solicitation, non-disparagement or confidentiality provisions, or any other similar restrictive covenants to which the Participant is or may become a party with the Company or its Affiliates; (viii) commission of, or being subject to, a disqualifying event or condition described in Rule 506(d) of Regulation D of the Securities Act; or (ix) (1) obstruction, (2) attempts to influence, obstruct or impede, or (3) failure to materially cooperate with an investigation authorized by the Board or a self-regulatory organization (an “Investigation”), or such Participant’s withholding, removal, concealment, destruction, alteration or falsification of any material requested in connection with an Investigation, or attempt to do so or solicitation of another to do so.
“Code”: The U.S. Internal Revenue Code of 1986 as from time to time amended and in effect, or any successor statute as from time to time in effect.
“Company”: Enhanced Ltd, a Cayman Island exempted company, and any successor thereto.
“Covered Transaction”: The occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition, in one transaction or a series of related transactions (including by way of merger, consolidation, recapitalization, reorganization or sale of securities of one or more of the Company’s Subsidiaries) for value, of 50% of more of the assets of the Company or its Subsidiaries on a consolidated basis; (ii) a transaction or series of transactions (including by way of merger, consolidation, recapitalization, reorganization or sale of securities by the holders of Equity Securities of the Company) pursuant to which any Person acquires fifty percent (50%) or more of the Equity Securities of the Company (excluding for this purpose any incentive Equity Securities); or (iii) a dissolution or liquidation of the Company. Where a Covered Transaction involves a tender offer that is reasonably expected to be followed by a merger described in clause (ii) (as determined by the Administrator), the Covered Transaction will be deemed to have occurred upon consummation of the tender offer.
“Disability”: In the case of any Participant who is a party to an employment, consulting or severance agreement with the Company or any of its Affiliates that contains a definition of “Disability,” the definition set forth in such agreement will apply with respect to such Participant under the Plan for so long as such agreement is in effect. In the case of any other Participant, “Disability” will mean a disability that would entitle a Participant to long-term disability benefits under the Company’s long-term disability plan in which the Participant participates.
“Effective Date”: October 29, 2025.
“Employee”: Any Person who is employed by the Company or by a Subsidiary of the Company.

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“Employ” or “Employment”: A Participant’s employment or other service relationship with the Company or any of its Affiliates. Employment will be deemed to continue, unless the Administrator expressly provides otherwise, so long as the Participant is employed by, or otherwise is providing services in a capacity described in Section 5 to, the Company or one of its Subsidiaries. If a Participant’s employment or other service relationship is with a Subsidiary and that entity ceases to be a Subsidiary of the Company, the Participant’s Employment will be deemed to have terminated when the entity ceases to be a Subsidiary of the Company unless the Participant transfers Employment to the Company or one of its remaining Subsidiaries.
“Equity Securities”: Any share, equity interest or similar security, certificate of interest or participation in any profit sharing agreement, preorganization certificate or subscription, transferable share, voting trust certificate or certificate of deposit for an equity security, limited partnership interest, membership interests or units, interest in a joint venture, or certificate of interest in a business trust; or any security convertible, with or without consideration, into such a security or any other security carrying any warrant or right to subscribe to or purchase such a security, with or without consideration; or any such warrant or right (including debt securities convertible into or exchangeable for equity securities); or any put, call, straddle, or other option or privilege of buying such a security from or selling such a security to another without being bound to do so, and in any event includes any security having the attendant right to vote for directors or similar representatives.
“Exchange Act”: The Securities Exchange Act of 1934, as amended.
“Option”: An option entitling the holder to acquire Shares upon payment of the exercise price. For the avoidance of doubt, any reference to “Options” shall include ISOs.
“Other-Share Based Award”: A Share-based or Share-related award other than Options.
“Participant”: A Person who is granted an Award under the Plan.
“Person”: Has the meaning given that term in Section 3(a)(9) of the Exchange Act.
“Plan”: This Enhanced Ltd Incentive Plan, as may be amended and/or restated from time to time.
“Section 409A”: Section 409A of the Code. “Section 421”: Section 421 of the Code. “Section 422”: Section 422 of the Code.
“Securities Act”: The Securities Act of 1933, as amended.
“Shares”: Common Shares of the Company, par value US$0.00001 per share.

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“Subsidiaries”: Means, with respect to any Person, any entity of which (i) a majority of the total voting power of shares or equivalent ownership interests entitled to vote in the election of directors, managers, trustees or other members of the applicable governing body of such entity

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is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) a majority of the ownership interests of such entity is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control the managing member or general partner of such limited liability company, partnership, association or other business entity.
“Treasury Regulations”: The regulations promulgated under the Code by the U.S. Treasury Department, as amended.

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